Exhibit 99.1

                DRI Corporation Notes U.S. House Passes
 FY 2008 Transportation Appropriations Bill with 8.4 Percent Increase over FY 2007 Level


    DALLAS--(BUSINESS WIRE)--Aug. 22, 2007--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to the American Public Transportation Association (APTA), the U.S. House of Representatives recently approved the fiscal year 2008 Transportation, Housing and Urban Development, and Related Agencies Appropriations bill in a 268-153 vote.

    "APTA said the bill provides $9.731 billion for federal transit programs in fiscal year 2008, the full amount authorized in the Safe, Accountable, Flexible, and Efficient Transportation Equity Act: A Legacy for Users (SAFETEA-LU). If enacted, the amount would be an increase of $756.1 million, or 8.4 percent, over the fiscal year 2007 enacted level. This proposed increase indicates that Congress understands the long-term need to significantly increase federal support to improve the mobility of millions of Americans. Such funding increases tend to drive transit market spending and create additional demand for DRI's transit communications equipment," David L. Turney, the Company's Chairman, President, and Chief Executive Officer, said.

    According to APTA, the Senate's consideration of the fiscal year 2008 appropriations bill is progressing at a slower pace, but it also contains increases only slightly less than approved by the House. The Senate Appropriations Committee bill contains $9.597 billion for transit in fiscal year 2008.

    APTA said it is likely that the measures may become part of a larger omnibus spending package at the end of the current session. Congress will reconvene after the Labor Day holiday on Sept. 4, 2007.

    ABOUT APTA

    APTA is a nonprofit international association of 1,600 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation. APTA members serve the public interest by providing safe, efficient and economical public transportation services and products. APTA members serve more than 90 percent of persons using public transportation in the U.S. and Canada.

    ABOUT THE COMPANY

    DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision(R) and Mobitec(R) electronic destination sign systems, Talking Bus(R) voice announcement systems, Digital Recorders(R) Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell(TM) video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements about the likelihood of the passage of any proposed federal legislation, the potential benefits to the Company if such legislation is enacted into law, statements relating to what the proposed legislation may reveal about Congressional intentions or future trends in the transit market, statements about how such trends may increase spending in the transit market and potentially increase market demand for the Company's products and services, as well as any statements which use words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," or "preliminarily." Such forward-looking statements are subject to risks and uncertainties, including without limitation, risks that the proposed legislation is not enacted into law or enacted in such a way that may not achieve the results the Company currently anticipates, risk that the enaction of such legislation does not result in the anticipated benefits to the mass transit industry or the Company, risks that the proposed legislation does not accurately predict Congressional intent or indicate a future trend in the mass transit industry, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 28, 2007, particularly those identified in Risk Factors Affecting Our Business, as those risk factors are amended and supplemented by our quarterly reports on Form 10-Q. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.


    CONTACT: Veronica B. Marks
             Manager, Corporate Communications
             DRI Corporation
             Phone: (214) 378-4776
             Fax: (214) 378-8437
             E-Mail: veronicam@digrec.com